        EXHIBIT 99.1

                    FOR IMMEDIATE RELEASE

WMS REPORTS RECORD FISCAL 2007
FOURTH QUARTER AND FULL YEAR RESULTS

- Fourth Quarter EPS Rise 61% to $0.29 on 29% Growth in Revenue to $158 Million -

- Fourth Quarter Operating Income Doubles to $26 Million, Primarily
Driven by a 630 Basis-Point Improvement in Product Sales Gross Margin to 48% -

- WMS Initiates Fiscal 2008 Revenue Guidance of $595-to-$615 Million -

Waukegan, Illinois, August 7, 2007 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and marketing of gaming machines to the global gaming and casino industry, today reported record fiscal 2007 fourth quarter diluted earnings per share of $0.29 and record full year diluted earnings per share of $0.86.  All per share and share amounts presented herein, including financial statements, have been adjusted to reflect the Company’s 3-for-2 stock split that was effected June 14, 2007.

Fiscal 2007 fourth quarter highlights:

•	Total revenues grew 29% to a quarterly record $158.0 million
•	Worldwide new unit shipments rose 35% to a record 7,555 gaming machines
•	Installed participation base increased 17% to a record 8,276 units at June 30, 2007
•	Gross profit margin on product sales rose 630 basis points to 48.5%
•	Operating margin increased 580 basis points to 16.6%
•	Net income rose 67% to $16.7 million, or $0.29 per diluted share
•	Achieved record quarterly cash flow from operations of $50.5 million

Fiscal 2007 full year highlights:

•	Total revenues grew 20% over fiscal 2006 to a record $539.8 million
•	Product sales gross margin increased to 45.8%, or 340 basis points over fiscal 2006
•	Total gross profit margin increased 320 basis points to 56.5%
•	Operating margin increased 280 basis points to 13.7%
•	Net income rose 47% to $48.9 million, or $0.86 per diluted share
•	Cash flow from operations rose 15% to a record $118.9 million

“WMS’ record fourth quarter results reflect our continued success in developing and introducing innovative new products, driving a 35% year-over-year improvement in new unit shipments worldwide and a 17% increase in our installed base of participation gaming machines,” said Brian R. Gamache, President and Chief Executive Officer of WMS.

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WMS Industries Reports Fiscal Fourth Quarter Results, 8/7/2007                                                             page 2

Gamache continued, “WMS’ implementation of lean sigma improvement initiatives also continues to benefit our financial results, as we realized significant operating leverage on higher revenues.  Reflecting strong unit shipments, growth in gaming operations placements and improved operating efficiencies, diluted EPS of $0.29 were 61% ahead of last year’s fourth quarter results on a 29% increase in revenue.  We delivered consistent and solid growth in revenue and earnings throughout fiscal 2007, and the fundamentals of our business remain sound.  Our strong marketplace position is a direct reflection of the commitment and dedication of our talented worldwide base of employees, from those who design and develop industry-leading products, to those who sell, produce, ship and install them.

“With investments in next-generation technologies, a global organization of development studios and financial resources further strengthened by the record fiscal 2007 results, we established a solid base from which we expect to deliver consistent operating execution in fiscal 2008 and beyond.  WMS’ broad -- and in many cases unique and proprietary -- product offerings squarely meet the needs of the global gaming industry, while our platform to market these products continues to expand, allowing us to increase our market penetration.

“Based on the expected continued demand for our innovative and differentiated product offerings and our expanded distribution capabilities, we expect to generate $595-to-$615 million in total revenues in fiscal 2008, in spite of the challenges of a soft domestic replacement cycle.  Importantly, we also expect to realize further improvements in our operating margin which, combined with the anticipated revenue growth, is expected to generate even greater cash flow from operations.”

Fourth Quarter and Fiscal 2007 Financial Review

Net income increased 67% for the fiscal fourth quarter ended June 30, 2007 to $16.7 million, or $0.29 per diluted share, as total revenues grew 29% to a quarterly record $158.0 million.  Operating margin increased 580 basis points to 16.6% in the June 2007 quarter.  Net cash generated by operations rose significantly to $50.5 million in the June 2007 quarter compared to $30.3 million in the prior year period.

For the fiscal year ended June 30, 2007, a 20% increase in revenue to $539.8 million drove a 37% increase in diluted earnings per share compared with fiscal 2006.  Total gross profit margin increased 320 basis points to 56.5% in fiscal 2007 and operating margin increased 280 basis points to 13.7%, reflecting the operating leverage the Company is achieving on increased revenues.  Net income for fiscal 2007 was a record $48.9 million, or $0.86 per diluted share, compared with $33.3 million, or $0.63 per diluted share, in fiscal 2006.

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WMS Industries Reports Fiscal Fourth Quarter Results, 8/7/2007                                                            page 3

The following table summarizes the key components related to revenue generation for the three and twelve months ended June 30, 2007 and 2006 (in millions, except unit, per unit and per day data):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
Product Sales Revenues
New unit sales revenues	$96.0	$69.4	$317.0	$254.7
Parts, used games, conversions and OEM revenues	14.0	11.8	49.3	47.8
Total product sales revenues	$110.0	$81.2	$366.3	$302.5

New units sold	7,555	5,609	25,613	21,512
Average sales price per new unit	$12,696	$12,381	$12,378	$11,840

Gross profit on product sales revenues	$53.4	$34.3	$167.7	$128.4
Gross margin on product sales revenues	48.5%	42.2%	45.8%	42.4%
Gaming Operations Revenues
Participation revenue	$42.4	$37.0	$153.6	$130.8
Other gaming operations revenue	5.6	4.5	19.9	17.9
Total gaming operations revenues	$48.0	$41.5	$173.5	$148.7

Installed WAP games at period end	1,507	1,864	1,507	1,864
Installed LAP games at period end	2,333	1,495	2,333	1,495
Installed stand-alone games at period end	4,436	3,726	4,436	3,726
Total installed participation base at period end	8,276	7,085	8,276	7,085

Average participation installed base	7,719	6,685	7,299	6,285
Average revenue per day per participation machine	$60.49	$60.75	$57.66	$57.04

Installed casino-owned daily fee games at period end	760	794	760	794
Average casino-owned daily fee games installed base	713	786	728	773

Gross profit on gaming operations revenue	$37.8	$29.7	$137.3	$112.3
Gross margin on gaming operations revenue	78.8%	71.6%	79.1%	75.5%

Total revenues	$158.0	$122.7	$539.8	$451.2
Total gross profit	$91.2	$64.0	$305.0	$240.7
Total gross margin	57.7%	52.2%	56.5%	53.3%

Product sales revenues for the June 2007 quarter increased 35%, or $28.8 million, to $110.0 million compared with $81.2 million in the year-ago period.  Total new unit shipments grew 35% year over year to a quarterly record 7,555 gaming machines.  This strong growth includes a solid contribution from sales of mechanical-reel products, which represented 21% of the total new unit shipments in the June 2007 quarter.  North American new unit shipments increased 18% and international new unit shipments, including sales of Orion Gaming products, were nearly double the level of the year–ago quarter.  International shipments represented 31% of total new units sold compared with 22% of total new units sold in the June 2006 quarter.  The average selling price of

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WMS Industries Reports Fiscal Fourth Quarter Results, 8/7/2007                                                            page 4

new gaming machines rose modestly year over year to a record $12,696 and increased slightly on a quarterly sequential basis, reflecting the benefit of higher list prices partially offset by a slightly lower sales mix of premium-priced products.

Other product sales revenues increased $2.2 million over the prior year, as higher conversion kit revenues and parts revenues more than offset lower revenues from used gaming machines.  As a result of the high-earnings power of the recently introduced G+® video and 3-reel mechanical multi-line, multi-coin gaming products, WMS shipped more than 2,000 conversion kits in the June 2007 quarter compared to approximately 1,300 conversion kits in the prior-year period.  WMS shipped more than 1,000 used gaming machines at higher average prices in the June 2007 quarter compared to approximately 1,600 used gaming machines in the June 2006 quarter.

Gaming operations revenues grew 16% in the fiscal fourth quarter to $48.0 million compared with $41.5 million in the year-ago period, primarily reflecting a 15% increase in the average installed base in the June 2007 quarter to 7,719 participation units.  The successful March 2007 launch of our innovative TOP GUN™ wide-area progressive (WAP) gaming machine and the more recent introduction of MONOPOLY™ Super Money Grab® wide-area progressive gaming machine, our first Transmissive Reels™ technology product, along with continued growth in the installed base of MONOPOLY Big Event® stand-alone units and Life of Luxury® local-area progressive (LAP) products drove a 621 unit quarterly sequential increase in the installed base to 8,276 participation units as of June 30, 2007.  The average revenue per day for participation games grew on a quarterly sequential basis to $60.49 from $55.81 in the March 2007 quarter, and was essentially flat with the $60.75 earned in the June 2006 quarter.

“The quarterly sequential growth across all three of our participation categories – wide-area progressives, local-area progressives, and stand-alone units – was a first for WMS and a significant acknowledgement of the success of our product development expansion strategy,” added Gamache.  “This growth reflects the successful introduction in fiscal 2007 of three innovative new gaming product platforms for WMS: our Community Gaming™ platform with MONOPOLY Big Event stand-alone games, our ‘Sensory Immersion Gaming’ platform featuring TOP GUN games and our first Transmissive Reels technology platform product, MONOPOLY Super Money Grab.  These three new product platforms provide the launching point for our continued introduction of high-earning differentiated products in fiscal 2008 and beyond.”

Total gross profit, as used herein excluding depreciation expense, increased 43% or $27.2 million to $91.2 million for the June 2007 quarter from $64.0 million in the June 2006 quarter, and total gross margin improved by 550 basis points to 57.7%.  The gross margin on product sales revenues increased 630 basis points to 48.5% compared with 42.2% in the year-ago period and by 270 basis points from 45.8% in the March 2007 quarter.  The successful implementation of the Company’s lean sigma process improvement initiatives, coupled with higher unit volume, partially offset by a slightly lower mix of premium-priced products than a year ago contributed to the product sales gross margin enhancement.  The gross margin from gaming operations was 78.8% in the June 2007 quarter, up 720 basis points compared with 71.6% in the year–ago period, reflecting lower relative WAP jackpot expense, and an installed base that includes a greater percentage of stand-alone and LAP units, including the incremental increase in Life of Luxury themed LAP games that, being a WMS-owned brand, have no associated licensing costs.

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WMS Industries Reports Fiscal Fourth Quarter Results, 8/7/2007                                                              page 5

Research and development expenses for the June 2007 quarter increased $4.2 million from the prior-year quarter and $2.3 million on a quarterly sequential basis to $16.9 million, or 10.7% of total revenues for the June 2007 quarter. The increase reflects planned higher spending related to WMS’ expanded product development initiatives and for technology-based tools that are accelerating the Company’s product development cycle, higher payroll-related costs associated with improved operating performance, as well as the research and development expenses of Orion Gaming (acquired in July 2006).  Total fiscal 2007 expenses for research and development initiatives increased $9.1 million over fiscal 2006.

Selling and administrative expenses increased from $23.3 million in the June 2006 quarter to $31.6 million in the June 2007 quarter, and represented 20.0% of total revenues.  The June 2007 quarter includes the selling and administrative expenses of Orion Gaming, higher payroll-related costs associated with improved operating performance and headcount increases during the past twelve months to support growth in the company’s business, and higher marketing, promotion and distribution costs related to the roll-out of new products and branding initiatives.

Depreciation expense increased $1.7 million to $16.4 million in the June 2007 period, primarily reflecting the Company’s investment in its growing gaming operations business, as evidenced in the 17% year-over-year increase in the period-end installed base of participation machines.  In addition, the June 2007 period includes depreciation expense related to Orion Gaming.

Cash flow provided by operations reached a quarterly record $50.5 million in the June 2007 period compared with $30.3 million in the June 2006 quarter, reflecting the year-over year increase in net income, as well as greater depreciation.  Net cash used in investing activities increased year over year, as a lower investment in additions to gaming operations equipment was more than offset by higher capital expenditures for the expansion of WMS’ Waukegan, Illinois, production facility and a slightly greater investment in technologies, intellectual property and third-party licensed brands.  The Company also continued to invest in leased standard for-sale gaming machines to customers in Oklahoma during the June 2007 quarter, along with achieving an 8% quarterly sequential increase in its installed participation footprint.

Fiscal 2008 Financial Outlook

WMS expects fiscal 2008 total revenues will grow $55 million to $75 million, or approximately 10% to 14%, over fiscal 2007 revenues to a range of $595 million to $615 million.  Based on current marketplace trends and the Company’s operating plans, WMS anticipates that fiscal 2008 revenue growth will be driven by continued double-digit growth in gaming operations and increased new unit shipments worldwide.  The fiscal 2008 revenue outlook reflects current open orders for over 11,000 new gaming machines and CPU-NXT® conversion kits and over 2,500 new gaming operations machines and game theme conversions.

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WMS Industries Report Fiscal Fourth Quarter Results, 8/7/2007                                                               page 6

WMS’ fiscal 2008 guidance is summarized in the following table:

	Fiscal Year 2008 Guidance	Fiscal 2008 Guidance vs. 2007 Actual Increase / (Decrease)	Fiscal Year 2007 Actual
Total Revenues (in millions)	$ 595 to $ 615	10% to 14%	$ 540

New Unit Shipments	26,500 to 27,500	3% to 7%	25,613

Average Sales Price per Unit	$12,600 to $12,700	2% - 3%	$ 12,378

Average Installed Participation Base	8,400 to 8,600	15% to 18%	7,299

Revenue per Day per Participation Machine	$60 to $61	4% to 6%	$57.66

Gross Profit Margin	57% to 58%	50 to 150 basis points	56.5%

Operating Margin	15% to 16%	130 to 230 basis points	13.7%

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and our operations.

In North America, while the overall replacement cycle is likely to remain challenging ahead of the advent of the server-enabled gaming replacement cycle, WMS expects to continue to benefit from its development of new and differentiated games and gaming machines.  With continued industry growth and increased demand for gaming machines in global markets, WMS expects its international sales growth to outpace its North American growth.

WMS expects continued growth in gaming operations revenues, driven by a 15% to 18% increase in its average installed base.  The Company anticipates a higher installed base of participation games at June 30, 2008, though growth rates are expected to moderate from fiscal 2007 levels.  A key priority in fiscal 2008 is to expand the installed base of wide-area progressive gaming machines as a percentage of the Company’s total installed participation base from 18% at fiscal 2007 year end.  In addition, the Company expects that a higher mix of wide-area progressive gaming machines in the installed base will lead to an improvement in the average revenue per day.

WMS continues to implement lean sigma tools which it expects will result in a further increase in its product sales gross margin from 45.8% in fiscal 2007 to a range of 47% to 48% in fiscal 2008, including the benefit of additional supply chain improvements and the benefit from higher unit sales volumes. The higher mix of progressive games within gaming operations is expected to benefit gross profit and operating income, although the gross profit margin on gaming operations is likely to decrease as a result of the additional jackpot expenses associated with a higher percentage of wide-area progressive gaming machines in the installed base.

For fiscal 2008, WMS expects to increase R&D spending to support its expanding portfolio of innovative and differentiated product offerings, further its progress with its server-based gaming initiatives, and for new game development tools, technological advancements and innovations in

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WMS Industries Report Fiscal Fourth Quarter Results, 8/7/2007                                                         page 7

game play.  The increased investment in R&D is also anticipated to support further growth of the Company’s game library and enhance the productiveness of its development efforts.  WMS anticipates these costs will range from approximately 11% to 12% of the expected higher total revenue levels, compared with approximately 11% of revenues in fiscal 2007.  Selling and administrative expenses are anticipated to increase more modestly in fiscal 2008 and are expected to decline to 18% to 19% of revenues in fiscal 2008, from 20% in fiscal 2007.  In aggregate, we expect continued improvement in our operating margin, even with the additional spending on research and development initiatives.

In line with the more moderate rate of growth expected for WMS’ installed participation footprint, the Company anticipates its capital investment in gaming operations equipment to be less than the $76 million invested in fiscal 2007; and estimates capital expenditures for property, plant and equipment to be in line with the level of fiscal 2007 capital expenditures.  The Company expects also to benefit from better working capital management, and as a result, realize improvement in cash flow from operations in fiscal 2008 compared to fiscal 2007.

Consistent with fiscal 2007, the Company expects its quarterly revenue progression to reflect historical seasonal influences, with quarterly revenues increasing sequentially throughout the year, with the lowest total revenues in the September quarter and the highest total revenues in the June quarter. Fiscal 2008 first quarter total revenues are expected to grow 13%-to-17% over fiscal 2007 first quarter to be within a range of $125 million to $130 million.

“With the improvements made over the past several years in our product development, manufacturing and sales operations, we have a high level of confidence in achieving future revenue and earnings growth.  WMS has achieved a scale of operating success that we expect to leverage into further profitability and our fiscal 2008 operating results are expected to benefit from higher revenues and consistent and growing improvements in operating margins and cash flow,” concluded Gamache.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EDT today, Tuesday, August 7, 2007.  The conference call numbers are 212/271-4508 or 415/247-8511.  To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”).  Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

MONOPOLY is a trademark of Hasbro.  Used with permission.  ©2007 Hasbro.  All rights reserved.

TOP GUN™ & © Paramount Pictures Corporation.

Big Event, Community Gaming, CPU-NXT, G+, Life of Luxury, Super Money Grab and Transmissive Reels are trademarks or registered trademarks of WMS Gaming Inc.  All rights reserved.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others.  Forward-looking statements may be  typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,”  “believe,” “estimate,” “project,” and “intend,” among others.  These forward-looking statements

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WMS Industries Report Fiscal Fourth Quarter Results, 8/7/2007                                                              page 8

are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect.  Consequently, no forward-looking statements may be guaranteed.  Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products;  (5) cancellation or modification by customers of new gaming machine or participation orders; (6) a software anomaly or fraudulent manipulation of our gaming machines and software; (7) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (8) an infringement claim seeking to restrict our use of material technologies.  These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2006 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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WMS Industries Reports Fiscal Fourth Quarter Results, 8/7/2007                                                            page 9

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Twelve Months Ended June 30, 2007 and 2006
(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Product sales	$110.0	$81.2	$366.3	$302.5
Gaming operations	48.0	41.5	173.5	148.7
Total revenues	158.0	122.7	539.8	451.2
COSTS AND EXPENSES:
Cost of product sales(1)	56.6	46.9	198.6	174.1
Cost of gaming operations(1)	10.2	11.8	36.2	36.4
Research and development	16.9	12.7	58.1	49.0
Selling and administrative	31.6	23.3	109.8	88.0
Depreciation	16.4	14.7	62.9	54.7
Total costs and expenses	131.7	109.4	465.6	402.2
OPERATING INCOME	26.3	13.3	74.2	49.0
Interest expense	(1.3)	(1.1)	(5.1)	(4.3)
Interest and other income, net	0.4	2.8	2.6	4.5
Income before income taxes	25.4	15.0	71.7	49.2
Provision for income taxes	8.7	5.0	22.8	15.9
NET INCOME	$16.7	$10.0	$48.9	$33.3
Earnings per share:
Basic	$0.34	$0.21	$1.01	$0.71
Diluted	$0.29	$0.18	$0.86	$0.63
Weighted-average common shares:
Basic common stock outstanding	49.5	47.2	48.4	47.1
Diluted common stock and common stock equivalents	60.3	57.5	59.6	56.9

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation which are included separately in the depreciation line item:

Cost of product sales	$0.6	$0.6	$2.4	$2.3
Cost of gaming operations	$14.5	$12.3	$53.3	$45.8

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WMS Industries Reports Fiscal Fourth Quarter Results, 8/7/2007                                                             page 10

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2007 and 2006
(in millions of U.S. dollars and millions of shares)
	June 30, 2007	June 30, 2006
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$37.2	$39.1
Restricted cash	16.0	13.6
Total cash, cash equivalents and restricted cash	53.2	52.7
Accounts receivable, net of allowances of $2.5 and $2.6, respectively	114.5	91.2
Notes receivable, current portion	59.4	54.4
Inventories	79.3	75.8
Deferred income tax assets	9.4	11.4
Other current assets	26.4	22.7
Total current assets	342.2	308.2

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $129.3 and $106.3, respectively	90.0	71.6
Property, plant and equipment, net of accumulated depreciation of $57.9 and $45.8, respectively	91.9	63.1
Intangible assets	97.0	56.5
Deferred income tax assets	19.9	14.0
Other assets	14.7	13.0
Total non-current assets	313.5	218.2
TOTAL ASSETS	$655.7	$526.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENTLIABILITIES:
Accounts payable	$38.8	$37.4
Accrued compensation and related benefits	17.5	8.2
Other accrued liabilities	30.4	28.4
Total current liabilities	86.7	74.0

NON-CURRENTLIABILITIES:
Deferred income tax liabilities.	9.4	3.1
Long-term debt	115.0	115.0
Other non-current liabilities	11.0	8.7
Total non-current liabilities	135.4	126.8

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 50.0 and 48.6 shares issued, respectively)	25.0	16.2
Additional paid-in capital	269.1	227.2
Retained earnings	138.2	97.6
Accumulated other comprehensive income	1.3	0.1
Treasury stock, at cost (zero shares and 1.2 shares, respectively)	—	(15.5)
Total stockholders’ equity	433.6	325.6
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$655.7	$526.4

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WMS Industries Reports Fiscal Fourth Quarter Results, 8/7/2007                                                                 page 11

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three and Twelve Months Ended June 30, 2007 and 2006
 (in millions of U.S. dollars)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16.7	$10.0	$48.9	$33.3
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	16.4	14.7	62.9	54.7
Non-cash expenses	8.8	6.4	27.4	24.1
Deferred income taxes	4.5	(5.7)	(0.6)	(3.8)
Change in operating assets and liabilities, net of business acquisitions	4.1	4.9	(19.7)	(5.2)
Net cash provided by operating activities	50.5	30.3	118.9	103.1

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of business, net of cash acquired	–	–	(20.9)	–
Purchase of property, plant and equipment	(9.9)	(4.4)	(34.1)	(15.6)
Additions to gaming operations equipment	(23.6)	(26.3)	(75.9)	(68.7)
Investment and advances in royalties, licensed technologies, patents and trademarks, net of business acquisitions	(7.2)	(6.8)	(27.9)	(15.9)
Proceeds from short-term investments	–	–	–	6.1
Net cash used in investing activities	(40.7)	(37.5)	(158.8)	(94.1)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received on exercise of stock options	6.2	1.5	26.7	4.2
Tax benefit from exercise of stock options	2.6	0.6	8.9	1.2
Proceeds from borrowing under revolving credit facility	–	–	15.0	–
Repayment of borrowings under revolving credit facility	–	–	(15.0)	–
Purchase of treasury stock	–	(4.7)	–	(10.0)
Net cash provided by (used in) financing activities	8.8	(2.6)	35.6	(4.6)
Effect of Exchange Rates on Cash	0.8	(0.8)	2.4	(0.5)

INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	19.4	(10.6)	(1.9)	3.9
CASH AND CASH EQUIVALENTS, beginning of period	17.8	49.7	39.1	35.2
CASH AND CASH EQUIVALENTS, end of period	$37.2	$39.1	$37.2	$39.1

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 WMS Industries Reports Fiscal Fourth Quarter Results, 8/7/2007                                                           page 12

WMS INDUSTRIES INC.
Supplemental Data – Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)

Net income	$16.7	$10.0	$48.9	$33.3
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.5	0.6	2.2	2.3
Diluted earnings (numerator)	$17.2	$10.6	$51.1	$35.6

Basic weighted average common shares outstanding	49.5	47.2	48.4	47.1
Dilutive effect of stock options	1.9	1.5	2.4	1.0
Dilutive effect of restricted common stock and warrants	0.2	0.1	0.1	0.1
Dilutive effect of convertible subordinated notes	8.7	8.7	8.7	8.7
Diluted common stock and common stock equivalents (denominator)	60.3	57.5	59.6	56.9

Basic net income per share of common stock	$0.34	$0.21	$1.01	$0.71
Diluted net income per share of common stock and common stock equivalents	$0.29	$0.18	$0.86	$0.63

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